Exhibit 10.2
AMENDMENT THREE
to the
COCA-COLA CONSOLIDATED, INC.
SUPPLEMENTAL SAVINGS INCENTIVE PLAN

THIS AMENDMENT THREE (this “Amendment”) is executed this 22nd day of February, 2021, by Coca-Cola Consolidated, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Coca-Cola Consolidated, Inc. Supplemental Savings Incentive Plan, amended and restated effective as of November 1, 2011, and as amended by Amendment No. 1 dated May 31, 2013 and as amended by an Omnibus Amendment dated September 6, 2019 (as amended, the “Plan”) to provide key Employees supplemental savings, retirement and survivor benefits;

WHEREAS, pursuant to Section 14.1(a) of the Plan, the Committee may amend the Plan at any time and from time to time, subject to certain limitations set forth in the Plan; and

WHEREAS, the Committee has approved the amendments to the Plan set forth in this Amendment to update the Plan for recent legislative changes, permit the Plan Administrator to designate Employees who are not executive officers as eligible to participate in the Plan and address other current needs.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, all effective as of the date hereof:

1.    Section 1.6 of the Plan is amended to read as follows:
“1.6    Bonus; Bonus Performance Period
An amount which is (i) earned under the Company’s Annual Bonus Plan, Long-Term Performance Plan, Long-Term Performance Equity Plan or Business Performance Incentive Plan and payable to an Employee in the calendar year next following the expiration of the performance period during which such amount is earned (such period, the “Bonus Performance Period”) and (ii) “performance-based compensation” under Section 409A of the Code.”

2.    Section 2.1 of the Plan is amended to read as follows:
“2.1 Eligibility
An Employee shall be eligible to become a Participant in the Plan if the Employee (i) is a member of the Participating Company’s “select group of management or highly compensation employee,” as defined in Sections 201(2), 301(a)(3) and 401(a) of ERISA and (ii) is designated for participation in the Plan by (A) the Committee, if the Employee is an executive officer of the Company, or (B) the Plan Administrator, if the Employee is not an executive officer of the Company.”

3.    Section 2.4(c) of the Plan is amended to read as follows:
“(c)    Bonus Deferral Election: An eligible Employee shall have until the date designated by the Plan Administrator, which date shall not be later than the date that is six months before the end of the Bonus Performance Period during which such Bonus is earned, to execute and deliver to the Plan Administrator a Bonus Deferral Election providing for the deferral of a stipulated amount of Bonus to be earned in the applicable Bonus Performance Period and which, but for such Bonus Deferral Election, would be paid to the Participant.”

4.    Section 5.3(b) of the Plan is amended to read as follows:
“(b)    Lump Sum Payment as of a Designated Date: For any distribution of a Class Year Deferral made pursuant to Section 5.2(b)(2), such lump sum payment shall be paid in a single cash payment as of the date designated by the Participant. Notwithstanding the preceding sentence, if the Participant has a Termination of Employment before the date designated pursuant to Section 5.2(b)(2), (i) for Class Year Deferrals prior to November 1, 2011, such lump sum shall be paid at the time described in Section 5.3(a) and (ii) for Class Year Deferrals after November 1, 2011 and prior to February 22, 2021, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Employment payable at the time described in Section 5.3 or 5.4 corresponding to such form. A Participant’s Termination of Employment during the six month period preceding the date designated pursuant to

Section 5.2(b)(2) shall not affect the date payment is due to the Participant pursuant to the first sentence of this Section 5.3(b).”

5.    Section 5.4(b) of the Plan is amended to read as follows:
“(b)    Monthly Installments as of a Designated Date: For any distribution of a Class Year Deferral made pursuant to Section 5.2(b)(4), such monthly installments shall commence to be paid as of the date designated by the Participant. Notwithstanding the preceding sentence, if the Participant has a Termination of Employment before the date designated pursuant to Section 5.2(b)(4), (i) for Class Year Deferrals prior to November 1, 2011, such monthly installments shall commence to be paid at the time described in Section 5.4(a) and (ii) for Class Year Deferrals after November 1, 2011 and prior to February 22, 2021, payment shall be made in the form elected by the Participant pursuant to Section 5.2(b) to apply upon Termination of Employment payable at the time described in Section 5.3 or 5.4 corresponding to such form. A Participant’s Termination of Employment during the six month period preceding the date designated pursuant to Section 5.2(b)(4) shall not affect the date payment is due to the Participant pursuant to the first sentence of this Section 5.4(b).”

6.    Except as expressly or by necessary implication amended by this Amendment, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer of the Company on the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Officer’s Name:	E. Beauregarde Fisher III
Officer’s Title:	Executive Vice President, General Counsel